Exhibit 99.1

Enterprise Reports Results for Third Quarter 2021

Houston, Texas (Tuesday, November 2, 2021) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three and nine months ended September 30, 2021.
Enterprise reported net income attributable to common unitholders of $1.2 billion, or $0.52 per unit on a fully diluted basis, for the third quarter of 2021, compared to $1.1 billion, or $0.48 per unit on a fully diluted basis, for the third quarter of 2020.  Net income for the third quarters of 2021 and 2020 was reduced by non-cash, asset impairment charges of $29 million, or $0.01 per fully diluted unit, and $77 million, or $0.03 per fully diluted unit, respectively.

Net cash flow provided by operating activities, or cash flow from operations (“CFFO”), was a record $2.4 billion for the third quarter of 2021 compared to $1.1 billion for the third quarter of 2020.  CFFO for the third quarter of 2021 included $648 million of net cash provided by changes in working capital accounts, while CFFO for the third quarter of 2020 was reduced by $603 million of net cash used for working capital.

Distributions declared with respect to the third quarter of 2021 increased 1.1 percent to $0.45 per unit, or $1.80 per unit annualized, compared to distributions declared for the third quarter of 2020.  Enterprise’s payout ratio of distributions to common unitholders and partnership unit buybacks for the twelve months ended September 30, 2021 was 51 percent of CFFO.  For the twelve months ended September 30, 2021, free cash flow (“FCF”) was $5.6 billion compared to $2.1 billion for the twelve months ended September 30, 2020.

Distributable cash flow (“DCF”) was $1.6 billion for both the third quarters of 2021 and 2020.  DCF provided 1.6 times coverage of the distribution declared with respect to the third quarter of 2021.  Enterprise retained $624 million of DCF for the third quarter of 2021, and $2.6 billion for the twelve months ended September 30, 2021.

Third Quarter Highlights
	Three Months Ended September 30,
($ in millions, except per unit amounts)	2021	2020
Operating income	$1,513	$1,383
Net income (1)	$1,182	$1,084
Fully diluted earnings per common unit (1)	$0.52	$0.48
Net cash provided by operating activities (CFFO) (2)	$2,370	$1,098
Total gross operating margin (3)	$2,090	$1,993
Adjusted EBITDA (3)	$2,015	$2,060
FCF (3)	$1,839	$430
DCF (3)	$1,613	$1,647

(1)
Net income and fully diluted earnings per common unit for the third quarters of 2021 and 2020 include non-cash, asset impairment charges of $29 million, or $0.01 per unit, and $77 million, or $0.03 per unit, respectively.  For the nine months ended September 30, 2021 and 2020, net income and fully diluted earnings per common unit include $113 million, or $0.05 per unit, and $90 million, or $0.04 per unit, respectively, of non-cash, asset impairment charges.

(2)
CFFO reflects the timing of cash receipts and payments related to operations along with other changes in working capital accounts. The net effect of changes in operating accounts, which are a component of CFFO, was a net increase of $648 million in the third quarter of 2021 compared to a net decrease of $603 million in the third quarter of 2020.

(3)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), FCF and DCF are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

•
Gross operating margin, operating income and net income attributable to common unitholders for the third quarter of 2021 included $48 million of non-cash, mark-to-market net gains on financial instruments used in our hedging activities, compared to $38 million of non-cash, mark-to-market net losses on such instruments for the third quarter of 2020.

•
Total capital investments, including sustaining capital, were $505 million in the third quarter of 2021 and $1.8 billion for the first nine months of 2021. Sustaining capital expenditures were $70 million in the third quarter of 2021 and $331 million in the first nine months of 2021.

Third Quarter Volume Highlights
	Three Months Ended September 30,
	2021	2020
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	6.3	6.0
Marine terminal volumes (million BPD)	1.5	1.5
Natural gas pipeline volumes (TBtus/d)	14.6	13.1
NGL fractionation volumes (million BPD)	1.3	1.4
Propylene plant production volumes (MBPD)	96	83
Fee-based natural gas processing volumes (Bcf/d)	4.0	4.1
Equity NGL production volumes (MBPD)	150	141

As used in this press release, “NGL” means natural gas liquids, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “MMcf/d” means million cubic feet per day, “Bcf/d” means billion cubic feet per day, “BBtus/d” means billion British thermal units per day and “TBtus/d” means trillion British thermal units per day.

“In the third quarter of 2021, Enterprise’s assets continued to benefit from the global economic recovery and the associated increase in demand for crude oil, natural gas, NGLs, primary petrochemicals and other energy products,” stated A. J. “Jim” Teague, co-chief executive officer of Enterprise’s general partner.  “Our liquids pipelines have substantially recovered to near pre-pandemic levels at 6.3 million barrels per day, despite the impacts of lower receipts of customer production from the Gulf of Mexico due to Hurricane Ida.  Enterprise’s natural gas pipelines transported a record 14.6 TBtus/d for the third quarter of 2021.”
“The partnership generated $2.1 billion of gross operating margin for the third quarter of 2021, primarily as a result of record performance from our petrochemical services businesses and higher margins in our natural gas processing activities.  This more than offset lower contributions from our NGL, crude oil and refined products marketing businesses and an aggregate $45 million of headwinds during the quarter due to the impacts of Hurricane Ida on our NGL Pipeline and Services Segment and an unplanned outage of our PDH I facility,” said Teague.
“We have completed construction of approximately $480 million of organic growth projects since June 30, 2021.  These projects are in varying stages of start-up. The major projects include a natural gasoline hydrotreater, which reduces the sulfur content in blend stocks used for motor gasoline, and several petrochemical and natural gas pipelines that expand our integrated system.  We expect to complete the Acadian Haynesville and Gillis Lateral natural gas pipeline expansions in the fourth quarter of 2021,” continued Teague.
“We are pleased to announce a small, but impactful project to utilize hydrogen as a fuel, which will provide significant environmental benefits, as well as upgrade the co-product value of produced hydrogen while reducing our overall capital investment in our PDH II plant.  We are modifying the design of the heaters for PDH II to reduce the plant’s absolute carbon equivalent emissions by almost 90 percent, or 450,000 metric tons per year, while reducing capital costs by approximately $50 million.  The changes involve adding the capability to utilize hydrogen produced by the facility as fuel for its heaters rather than relying on natural gas.  Construction of PDH II remains on schedule and on budget, with an expected completion in the second quarter of 2023,” said Teague.

Review of Third Quarter 2021 Results
Enterprise reported total gross operating margin of $2.1 billion for the third quarter of 2021 compared to $2.0 billion for the third quarter of 2020.  Below is a detailed review of each business segment’s quarterly performance.
NGL Pipelines & Services – Gross operating margin from the NGL Pipelines & Services segment was $1.0 billion for both the third quarters of 2021 and 2020. Gross operating margin for the third quarters of 2021 and 2020 included non-cash, mark-to-market gains of $38 million and losses of $12 million, respectively.  Gross operating margin for the third quarter of 2021 was lower by approximately $30 million due to the impacts of Hurricane Ida.
Enterprise’s natural gas processing and related NGL marketing business reported gross operating margin of $264 million for the third quarter of 2021 compared to $257 million of gross operating margin for the third quarter of 2020. The partnership’s gas processing plants reported a combined $76 million increase in gross operating margin for the third quarter of 2021 compared to the third quarter of 2020, primarily due to higher average gas processing margins from gas processing facilities in the Permian, South Texas, Rocky Mountain, Louisiana and Mississippi areas.  A 105 percent improvement in composite NGL prices contributed to the higher average processing margins.
 Total fee-based processing volumes were 4.0 Bcf/d in the third quarter of 2021 compared to 4.1 Bcf/d in the third quarter of 2020.  Equity NGL production increased to 150 MBPD from 141 MBPD in the third quarter of 2020, with a majority of the increase coming from the partnership’s Permian gas processing plants.  These facilities also had an 11 percent increase in fee-based processing volumes to 1.4 Bcf/d in the third quarter of this year versus 1.3 Bcf/d in the third quarter of 2020.
Gross operating margin from NGL marketing activities decreased $69 million, primarily due to lower average sales margins, including the impact of hedging activities.
Gross operating margin from the partnership’s NGL pipelines and storage business for the third quarter of 2021 was $570 million compared to $603 million for the third quarter of 2020. NGL pipeline transportation volumes increased to 3.5 million BPD from 3.4 million BPD in the third quarter of 2020.  NGL marine terminal volumes increased to 664 MBPD in the third quarter of 2021 from 643 MBPD reported for the third quarter of 2020.
Certain of Enterprise’s NGL pipelines, including the Mid-America and Seminole NGL Pipeline Systems, Chaparral NGL Pipeline, and Shin Oak NGL Pipeline, serve the Permian Basin and Rocky Mountain regions.  On a combined basis, gross operating margin from these pipelines decreased $31 million primarily due to lower average pipeline fees and volumes.
The Morgan’s Point Ethane Terminal and the Enterprise Hydrocarbons Terminal (“EHT”) and related Channel pipeline, had a combined $6 million increase in gross operating margin, primarily due to increased ethane export volumes, which averaged 154 MBPD this quarter.  LPG export volumes from EHT were 510 MBPD this quarter.

Enterprise’s NGL fractionation business reported gross operating margin of $189 million for the third quarter of 2021 compared to $168 million for the third quarter of 2020.  Total NGL fractionation volumes were 1.3 million BPD in the third quarter of 2021 compared to 1.4 million BPD for the third quarter of 2020.
Gross operating margin from Enterprise’s NGL fractionation complex in Chambers County, Texas increased $24 million for the third quarter of 2021 compared to the third quarter of 2020, primarily due to higher fractionation volumes and ancillary service revenues, partially offset by higher operating costs.  The partnership’s NGL fractionation business in Chambers County benefited from a full quarter of contributions from Frac XI, which began service in September 2020.
The partnership’s Norco NGL fractionator in Louisiana had a $5 million decrease in gross operating margin, primarily due to higher maintenance costs and lower fractionation volumes as a result of the impacts of Hurricane Ida.  The plant was shut down for 29 days during the third quarter of 2021.  NGL fractionation volumes from the Norco facility decreased 22 MBPD compared to the third quarter of last year.
Crude Oil Pipelines & Services – Gross operating margin from the Crude Oil Pipelines & Services segment was $423 million for the third quarter of 2021 compared to $482 million for the third quarter of 2020.  Gross operating margin for the third quarters of 2021 and 2020 included non-cash, mark-to-market gains related to hedging activities of $12 million and $10 million, respectively.  Total crude oil pipeline transportation volumes were 2.0 million BPD for the third quarter of 2021 compared to 1.7 million BPD for the third quarter of 2020.  Total crude oil marine terminal volumes were 588 MBPD this quarter compared to 662 MBPD for the third quarter of last year.
Gross operating margin from Enterprise’s Midland-to-ECHO Pipeline System increased $18 million for the third quarter of 2021 compared to the third quarter of 2020, primarily due to higher transportation volumes of 142 MBPD, net to our interest.  The Midland-to-ECHO 3 pipeline began service in October 2020.
Enterprise’s share of gross operating margin associated with the Seaway Pipeline increased $10 million for the third quarter of this year compared to the same quarter in 2020 primarily due to a 49 MBPD, net to our interest, increase in transportation volumes.
Gross operating margin from other crude oil marketing activities decreased $72 million, primarily due to higher margins associated with marketing activities involving Enterprise’s storage assets in the third quarter of 2020.   Lower storage and other fee revenues contributed to an $8 million decrease in gross operating margin from crude oil activities at EHT located on the Houston Ship Channel.
Gross operating margin from the partnership’s South Texas Crude Oil Pipeline decreased $6 million compared to the third quarter of 2020, primarily due to lower average transportation fees. Transportation volumes increased by 17 MBPD on the South Texas Crude Oil Pipeline.

Natural Gas Pipelines & Services – Gross operating margin from the Natural Gas Pipelines & Services segment was $223 million for the third quarter of 2021 compared to $208 million for the third quarter of 2020.  Gross operating margin for the third quarters of 2021 and 2020 included non-cash, mark-to-market gains of $1 million and losses of $15 million, respectively.  Total natural gas transportation volumes increased 11 percent to a record 14.6 TBtus/d this quarter compared to 13.1 TBtus/d for the third quarter of 2020.
Gross operating margin from Enterprise’s natural gas marketing business increased $38 million, primarily due to higher average sales margins.  Sales margins benefited from higher regional natural gas price spreads in Louisiana and Texas.
Enterprise’s Acadian Gas System and Haynesville Gathering System reported a combined $10 million increase in gross operating margin for the third quarter of 2021 compared to the third quarter last year, primarily due to higher capacity reservation fees and higher transportation volumes, which increased by an aggregate 543 BBtus/d.
Gross operating margin from the partnership’s largest natural gas pipeline, the Texas Intrastate System, decreased $22 million this quarter compared to the third quarter of 2020, primarily due to a $34 million decrease from lower capacity reservation revenues.  This was partially offset by higher transportation volumes and higher storage fees.  Transportation volumes were up by 18 percent to 5.2 BBtus/d this quarter from 4.4 BBtus/d for the third quarter of last year.
Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased 31 percent to a record $411 million for the third quarter of 2021 compared to $315 million for the third quarter of 2020.  Gross operating margin for the third quarters of 2021 and 2020 included non-cash, mark-to-market losses of $3 million and $21 million, respectively.  Total segment pipeline transportation volumes were 782 MBPD for the third quarter of 2021 compared to 844 MBPD for the third quarter of last year.
The partnership’s propylene production and related businesses reported record gross operating margin of $260 million for the third quarter of 2021 compared to $133 million for the third quarter of 2020.  The majority of the $127 million increase was from Enterprise’s Chambers County Propylene Production facilities, which benefited from higher average sales margins.  Total propylene production volumes were 96 MBPD for the third quarter of this year compared to 83 MBPD for the third quarter of last year.  The partnership’s propane dehydrogenation (“PDH”) I facility had 34 days of unplanned downtime during the quarter.
Gross operating margin from Enterprise’s butane isomerization and related operations increased $9 million, primarily due to higher by-product sales.  The octane enhancement and related operations business reported a $5 million increase in gross operating margin this quarter compared to the third quarter of 2020 primarily due to higher sales volumes, partially offset by higher operating costs.

Enterprise’s refined products pipelines and related activities reported a $44 million decrease in gross operating margin for the third quarter of 2021 compared to the third quarter of 2020, primarily due to lower average sales margins from refined products marketing as a result of higher margins associated with storage activities in 2020.
Capitalization
Total debt principal outstanding at September 30, 2021 was $29.8 billion, including $2.6 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  At September 30, 2021, Enterprise had consolidated liquidity of approximately $6.7 billion, which was comprised of $4.5 billion of available borrowing capacity under our revolving credit facilities and $2.2 billion of unrestricted cash on hand.
Capital Investments
Total capital investments for the third quarter of 2021 were $505 million, which included $70 million of sustaining capital expenditures.  For the first nine months of 2021, Enterprise’s capital investments totaled $1.8 billion, which included $331 million of sustaining capital expenditures.
We currently expect growth capital investments associated with sanctioned projects for 2021 and 2022 to approximate $1.7 billion and $800 million, respectively; however, growth capital expenditures for 2022 could ultimately be in the range of $1.0 billion to $1.5 billion considering projects currently under development.  Sustaining capital expenditures for 2021 are currently estimated to be approximately $440 million.
Conference Call to Discuss Third Quarter 2021 Earnings
Today, Enterprise will host a conference call to discuss third quarter 2021 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures
This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, FCF, DCF and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we do.
Company Information and Use of Forward-Looking Statements
Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and export and import terminals; crude oil gathering, transportation, storage and export and import terminals; petrochemical and refined products transportation, storage, export and import terminals and related services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership’s assets include approximately 50,000 miles of pipelines; 260 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.
This press release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, direct and indirect effects of the COVID-19 pandemic, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2021	2020	2021	2020	2021
Revenues	$10,831.3	$6,922.0	$29,436.7	$20,155.5	$36,480.9
Costs and expenses:
Operating costs and expenses	9,408.5	5,571.2	25,028.6	16,001.9	31,397.8
General and administrative costs	47.3	50.3	155.1	162.8	211.9
Total costs and expenses	9,455.8	5,621.5	25,183.7	16,164.7	31,609.7
Equity in income of unconsolidated affiliates	137.6	82.0	447.2	336.1	537.2
Operating income	1,513.1	1,382.5	4,700.2	4,326.9	5,408.4
Other income (expense):
Interest expense	(315.9)	(320.5)	(954.8)	(958.2)	(1,284.0)
Other, net	1.0	2.9	2.6	12.5	3.8
Total other expense, net	(314.9)	(317.6)	(952.2)	(945.7)	(1,280.2)
Income before income taxes	1,198.2	1,064.9	3,748.0	3,381.2	4,128.2
Benefit from (provision for) income taxes	(16.1)	19.1	(57.3)	138.6	(71.6)
Net income	1,182.1	1,084.0	3,690.7	3,519.8	4,056.6
Net income attributable to noncontrolling interests	(28.3)	(31.4)	(82.3)	(82.4)	(110.0)
Net income attributable to preferred units	(0.8)	*	(2.7)	*	(3.6)
Net income attributable to common unitholders	$1,153.0	$1,052.6	$3,605.7	$3,437.4	$3,943.0
* Amount is negligible

Per common unit data (fully diluted):
Earnings per common unit	$0.52	$0.48	$1.64	$1.56	$1.79
Average common units outstanding (in millions)	2,204.0	2,201.4	2,204.3	2,202.4	2,203.5

Supplemental financial data:
Net cash flow provided by operating activities	$2,370.3	$1,097.8	$6,387.3	$4,291.6	$7,987.2
Cash flows used in investing activities	$492.8	$633.7	$1,721.5	$2,564.2	$2,278.0
Cash flows used in financing activities	$(130.4)	$(769.6)	$(3,465.8)	$(1,006.3)	$(4,482.2)
Total debt principal outstanding at end of period	$29,821.4	$30,146.4	$29,821.4	$30,146.4	$29,821.4

Non-GAAP Distributable Cash Flow (1)	$1,613.2	$1,647.0	$4,949.0	$4,777.9	$6,577.8
Non-GAAP Adjusted EBITDA (2)	$2,015.3	$2,060.2	$6,269.0	$6,000.1	$8,324.6
Non-GAAP Free Cash Flow (3)	$1,838.7	$429.6	$4,573.7	$1,650.8	$5,593.3
Gross operating margin by segment:
NGL Pipelines & Services	$1,022.9	$1,028.1	$3,206.9	$3,038.2	$4,351.1
Crude Oil Pipelines & Services	422.9	481.8	1,242.0	1,569.1	1,670.2
Natural Gas Pipelines & Services	223.3	208.4	960.5	701.1	1,186.0
Petrochemical & Refined Products Services	411.3	315.0	1,019.1	785.0	1,315.9
Total segment gross operating margin (4)	2,080.4	2,033.3	6,428.5	6,093.4	8,523.2
Net adjustment for shipper make-up rights (5)	9.8	(39.9)	46.4	(54.1)	14.8
Non-GAAP total gross operating margin (6)	$2,090.2	$1,993.4	$6,474.9	$6,039.3	$8,538.0

(1)	See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(2)	See Exhibit F for reconciliation to GAAP net cash flow provided by operating activities.
(3)	See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(4)
Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).

(5)
Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects.  These adjustments are included in managements’ evaluation of segment results.  However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.

(6)	See Exhibit G for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.			Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2021	2020	2021	2020	2021
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	3,481	3,446	3,389	3,563	3,455
NGL marine terminal volumes (MBPD)	664	643	661	696	696
NGL fractionation volumes (MBPD)	1,254	1,350	1,229	1,357	1,252
Equity NGL production volumes (MBPD) (2)	150	141	169	156	162
Fee-based natural gas processing volumes (MMcf/d) (3,4)	3,990	4,105	4,064	4,299	4,110
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	2,047	1,739	2,009	2,008	2,007
Crude oil marine terminal volumes (MBPD)	588	662	642	790	614
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (5)	14,556	13,131	14,144	13,322	14,035
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	96	83	98	84	98
Butane isomerization volumes (MBPD)	108	102	85	92	91
Standalone DIB processing volumes (MBPD)	153	120	155	119	154
Octane enhancement and related plant sales volumes (MBPD) (6)	39	35	33	34	36
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	782	844	889	780	883
Refined products and petrochemicals marine terminal volumes (MBPD) (7)	264	226	243	249	257
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	6,310	6,029	6,287	6,351	6,345
Natural gas pipeline transportation volumes (BBtus/d)	14,556	13,131	14,144	13,322	14,035
Equivalent pipeline transportation volumes (MBPD) (8)	10,141	9,485	10,009	9,857	10,038
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	1,516	1,531	1,546	1,735	1,567

(1)
Operating rates are reported on a net basis, which take into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.

(2)	Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3)	Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)	Fee-based natural gas processing volumes are measured at either the wellhead or plant inlet in MMcf/d.
(5)	“BBtus/d” means billion British thermal units per day.
(6)
Reflects aggregate sales volumes for our octane additive and isobutane dehydrogenation (“iBDH”) facilities located at our Mont Belvieu complex and our high-purity isobutylene production facility located adjacent to the Houston Ship Channel.

(7)	In addition to exports of refined products, these amounts include loading volumes at our ethylene export terminal
(8)
Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information – UNAUDITED

							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,
	$/MMBtu (1)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/pound (3)	$/pound (3)
2020 by quarter:
First Quarter	$1.95	$0.14	$0.37	$0.57	$0.63	$0.93	$0.31	$0.18
Second Quarter	$1.71	$0.19	$0.41	$0.43	$0.44	$0.41	$0.26	$0.11
Third Quarter	$1.98	$0.22	$0.50	$0.58	$0.60	$0.80	$0.35	$0.17
Fourth Quarter	$2.67	$0.21	$0.57	$0.76	$0.68	$0.92	$0.41	$0.24
2020 Averages	$2.08	$0.19	$0.46	$0.59	$0.59	$0.77	$0.33	$0.18

2021 by quarter:
First Quarter	$2.71	$0.24	$0.89	$0.94	$0.93	$1.33	$0.73	$0.44
Second Quarter	$2.83	$0.26	$0.87	$0.97	$0.98	$1.46	$0.67	$0.27
Third Quarter	$4.02	$0.35	$1.16	$1.34	$1.34	$1.62	$0.82	$0.36
2021 Averages	$3.19	$0.28	$0.98	$1.09	$1.08	$1.47	$0.74	$0.36

(1)	Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of S&P Global, Inc.
(2)	NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service by IHS Markit.
(3)
Polymer grade propylene prices represent average contract pricing for such product as reported by IHS Chemical, a division of IHS Inc. (“IHS Chemical”).  Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS Chemical.

	WTI	Midland	Houston	LLS
	Crude Oil,	Crude Oil,	Crude Oil	Crude Oil,
	$/barrel (1)	$/barrel (2)	$/barrel (2)	$/barrel (3)
2020 by quarter:
First Quarter	$46.17	$45.51	$47.81	$48.15
Second Quarter	$27.85	$28.22	$29.68	$30.12
Third Quarter	$40.93	$41.05	$41.77	$42.47
Fourth Quarter	$42.66	$43.07	$43.63	$44.08
2020 Averages	$39.40	$39.46	$40.72	$41.21

2021 by quarter:
First Quarter	$57.84	$59.00	$59.51	$59.99
Second Quarter	$66.07	$66.41	$66.90	$67.95
Third Quarter	$70.56	$70.74	$71.17	$71.51
2021 Averages	$64.82	$65.38	$65.86	$66.48

(1)	West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the NYMEX.
(2)	Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
(3)	Light Louisiana Sweet (“LLS”) prices are based on commercial index prices as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.84 per gallon during the third quarter of 2021 versus $0.41 per gallon during the third quarter of 2020.  Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  A change in our consolidated marketing revenues due to higher energy commodity sales prices may not result in a similar change in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also change due to comparable increases in the purchase prices of the underlying energy commodities.

Enterprise Products Partners L.P.		Exhibit D
Free Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Free Cash Flow (“FCF”)
Net cash flow provided by operating activities (GAAP)	$2,370.3	$1,097.8	$6,387.3	$4,291.6
Adjustments to reconcile net cash flow provided by operating activities to FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(492.8)	(633.7)	(1,721.5)	(2,564.2)
Cash contributions from noncontrolling interests	4.9	1.5	23.0	21.2
Cash distributions paid to noncontrolling interests	(43.7)	(36.0)	(115.1)	(97.8)
FCF (non-GAAP)	$1,838.7	$429.6	$4,573.7	$1,650.8

	For the Twelve Months Ended September 30,
	2021	2020
Net cash flow provided by operating activities (GAAP)	$7,987.2	$5,985.9
Adjustments to reconcile net cash flow provided by operating activities to FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(2,278.0)	(3,766.9)
Cash contributions from noncontrolling interests	32.7	63.2
Cash distributions paid to noncontrolling interests	(148.6)	(134.3)
FCF (non-GAAP)	$5,593.3	$2,147.9

FCF is a measure of how much cash a business generates after accounting for capital expenditures such as plants or pipelines.  We believe that FCF is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions.  Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of FCF appropriately reflects the amount of cash contributed from and distributed to noncontrolling interests.

Enterprise Products Partners L.P.			Exhibit E
Distributable Cash Flow – UNAUDITED
($ in millions)					For the Twelve Months Ended September 30,
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020	2021
Distributable Cash Flow (“DCF”)
Net income attributable to common unitholders (GAAP)	$1,153.0	$1,052.6	$3,605.7	$3,437.4	$3,943.0
Adjustments to net income attributable to common unitholders to derive DCF (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expenses	534.9	513.4	1,593.7	1,545.1	2,120.5
Cash distributions received from unconsolidated affiliates	147.8	146.7	447.1	462.3	598.9
Equity in income of unconsolidated affiliates	(137.6)	(82.0)	(447.2)	(336.1)	(537.2)
Asset impairment charges	29.4	77.0	112.9	90.4	913.1
Change in fair market value of derivative instruments	(47.5)	37.7	(86.3)	(53.7)	(111.9)
Deferred income tax expense (benefit)	9.0	(18.3)	33.1	(149.0)	34.5
Sustaining capital expenditures (1)	(70.3)	(83.1)	(330.9)	(226.0)	(398.5)
Other, net (2)	(13.3)	(1.3)	(112.4)	32.4	(122.3)
Operational DCF	1,605.4	1,642.7	4,815.7	4,802.8	6,440.1
Proceeds from asset sales	7.8	4.3	58.1	8.4	62.5
Monetization of interest rate derivative instruments accounted for as cash flow hedges	–	–	75.2	(33.3)	75.2
DCF (non-GAAP)	1,613.2	1,647.0	4,949.0	4,777.9	6,577.8
Adjustments to reconcile DCF with net cash flow provided by operating activities (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	647.9	(603.0)	1,047.1	(692.0)	971.6
Sustaining capital expenditures	70.3	83.1	330.9	226.0	398.5
Other, net	38.9	(29.3)	60.3	(20.3)	39.3
Net cash flow provided by operating activities (GAAP)	$2,370.3	$1,097.8	$6,387.3	$4,291.6	$7,987.2

(1)
Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

(2)	The first nine months of 2021 include $100 million of accounts receivable that we do not expect to collect in the normal billing cycle.

DCF is an important non-GAAP liquidity measure for our common unitholders since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  DCF is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a common unitholder.

Enterprise Products Partners L.P.					Exhibit F
Adjusted EBITDA - UNAUDITED
($ in millions)					For the Twelve Months Ended September 30,
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020	2021
Net income (GAAP)	$1,182.1	$1,084.0	$3,690.7	$3,519.8	$4,056.6
Adjustments to net income to derive Adjusted EBITDA (addition or subtraction indicated by sign):
Depreciation, amortization and accretion in costs and expenses (1)	511.9	496.0	1,531.3	1,497.6	2,043.4
Interest expense, including related amortization	315.9	320.5	954.8	958.2	1,284.0
Cash distributions received from unconsolidated affiliates	147.8	146.7	447.1	462.3	598.9
Equity in income of unconsolidated affiliates	(137.6)	(82.0)	(447.2)	(336.1)	(537.2)
Asset impairment charges	29.4	77.0	112.9	90.4	913.1
Provision for (benefit from) income taxes	16.1	(19.1)	57.3	(138.6)	71.6
Change in fair market value of commodity derivative instruments	(47.5)	37.7	(86.3)	(53.7)	(111.9)
Other, net	(2.8)	(0.6)	8.4	0.2	6.1
Adjusted EBITDA (non-GAAP)	2,015.3	2,060.2	6,269.0	6,000.1	8,324.6
Adjustments to reconcile Adjusted EBITDA to net cash flow provided by operating activities (addition or subtraction indicated by sign):
Interest expense, including related amortization	(315.9)	(320.5)	(954.8)	(958.2)	(1,284.0)
Deferred income tax expense (benefit)	9.0	(18.3)	33.1	(149.0)	34.5
Benefit from (provision for) income taxes	(16.1)	19.1	(57.3)	138.6	(71.6)
Net effect of changes in operating accounts, as applicable	647.9	(603.0)	1,047.1	(692.0)	971.6
Other, net	30.1	(39.7)	50.2	(47.9)	12.1
Net cash flow provided by operating activities (GAAP)	$2,370.3	$1,097.8	$6,387.3	$4,291.6	$7,987.2

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of Adjusted EBITDA.

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.					Exhibit G
Gross Operating Margin – UNAUDITED
($ in millions)					For the Twelve Months Ended September 30,
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020	2021
Total gross operating margin (non-GAAP)	$2,090.2	$1,993.4	$6,474.9	$6,039.3	$8,538.0
Adjustments to reconcile total gross operating margin to total operating income (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expense in operating costs and expenses (1)	(502.7)	(484.2)	(1,497.9)	(1,461.3)	(1,998.1)
Asset impairment charges in operating costs and expenses	(29.3)	(77.0)	(112.7)	(90.4)	(912.9)
Net gains (losses) attributable to asset sales and related matters in operating costs and expenses	2.2	0.6	(9.0)	2.1	(6.7)
General and administrative costs	(47.3)	(50.3)	(155.1)	(162.8)	(211.9)
Total operating income (GAAP)	$1,513.1	$1,382.5	$4,700.2	$4,326.9	$5,408.4

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of gross operating margin.

We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses (excluding amortization of major maintenance costs for reaction-based plants), (ii) impairment charges, (iii) gains and losses attributable to asset sales and related matters, and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (5) to Exhibit A of this press release.

Enterprise Products Partners L.P.					Exhibit H
Other Information – UNAUDITED
($ in millions)					For the Twelve Months Ended September 30,
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020	2021
Capital investments:
Capital expenditures	$504.5	$695.7	$1,805.7	$2,671.6	$2,422.0
Investments in unconsolidated affiliates	–	2.6	1.3	9.9	7.0
Other investing activities	0.4	6.5	13.8	19.0	15.4
Total capital investments	$504.9	$704.8	$1,820.8	$2,700.5	$2,444.4

The following table summarizes the non-cash mark-to-market gains (losses) for the periods indicated:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2021	2020	2021	2020	2021
Mark-to-market gains (losses) in gross operating margin:
NGL Pipelines & Services	$37.8	$(12.0)	$89.6	$11.4	$126.6
Crude Oil Pipelines & Services	11.6	10.1	0.4	28.9	(8.4)
Natural Gas Pipelines & Services	0.7	(14.8)	(0.7)	10.0	(4.4)
Petrochemical & Refined Products Services	(2.6)	(21.0)	(3.0)	3.4	(1.9)
Total mark-to-market impact on gross operating margin	$47.5	$(37.7)	$86.3	$53.7	$111.9